COMPENSATION OF DIRECTORS

         In June, 1997 the Board adopted a policy of compensating any non-management directors who do not serve pursuant to the terms of the Shareholders Agreement in an amount equal to $6,000 per year plus $1,500 for each quarterly Boardmeeting attended. (See "Certain Relationships and Related Transactions--Shareholders Agreement.") At present, Mitchell I. Quain is the only director who qualifies for such compensation. The other directors of the Company do not receive annual fees or fees for attending meetings of the Board of Directors or committees thereof. However, all directors are reimbursed for out-of-pocket expenses. In June 1997, the Board also extended the DeCrane Aircraft Holdings, Inc. 1993 Share Incentive Plan to such independent non-management directors, and issued 6,000 Options to Mr. Quain under the terms of the 1993 Share Incentive Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following chart provides the information available to the Company as to the beneficial ownership of Common Stock based upon disclosed ownership as of March 15, 1998, adjusted to give effect to the application of the proceeds of the secondary offering of Common Stock conducted by the Company on April 2, 1998, and including the shares sold pursuant to the supplemental overallotment option on April 29, 1998 (collectively, the "Offering"), by: (i) each director and Named Executive Officer; (ii) directors and executive officers of the Company as a group; and (iii) each person known to the Company to be the beneficial owner of 5% or more of Common Stock. Beneficial ownership is determined in accordance with the rules promulgated by the Commission and includes, among other things, shares of Common Stock which are issuable upon the exercise of stock options which are immediately exercisable or will become exercisable within 60 days of the date of measurement (May 15, 1998). However, such options are counted only for the person holding them, not as a part of the total shares outstanding upon which the percentage of ownership is computed for other holders.


                                                       OWNERSHIP OF                                OWNERSHIP OF
                                                    COMMON STOCK PRIOR                          COMMON STOCK AFTER
                                                         TO OFFER                                      OFFER
                                                ------------------------------           --------------------------------
                                                                    Percentage                                Percentage
                                                 Number of               of               Number of               of
BENEFICIAL OWNER                                  Shares             Ownership             Shares             Ownership
----------------------                          -------------      ------------         ---------------       -----------
Nassau Capital Partners L.P...............      874,633(1)             16.4%             874,633(1)              11.6%
  22 Chambers Street
  Princeton, New Jersey 08542

Jonathan A. Sweemer.......................      874,633(2)             16.4%             874,633(2)              11.6%
  22 Chambers Street
  Princeton, New Jersey 08542

Brantley Venture Partners II, L...........      490,928                9.2%                490,928               6.5%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, Ohio 44122

Paul H. Cascio............................      490,928(3)             9.2%              490,928(3)              6.5%
  20600 Chagrin Blvd., Suite 1150
  Cleveland, Ohio 44122

Wellington Management Co., LLP............      485,000(4)             9.1%              685,000(4)              9.1%
  75 State Street
  Boston, Massachusetts 02109

Electra Investment Trust P.L.C...........       471,639                8.9%              471,639                 6.3%
  65 Kings Way
  London, England WC2B6QT

Mellon Bank Corporation..................      436,600(5)              8.2%              436,600(5)              5.8%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

Artisan Partners Limited Partnership.....      391,200                 7.4%                448,000               6.0%
  1000 North Water
  Street, #1770
  Milwaukee, Wisconsin 53202

Artisan Investment Corporation...........      391,200(6)             7.4%              448,000(6)              6.0%
  1000 North Water
  Street, #1770
  Milwaukee, Wisconsin 53202

Andrew A. Ziegler........................      391,200(6)             7.4%              448,000(6)              6.0%
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202

Carlene Murphy Ziegler...................      391,200(6)             7.4%              448,000(6)              6.0%
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202

The Dreyfus Corporation..................      373,100(5)             7.0%              373,100(5)              5.0%
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennsylvania

The TCW Group, Inc.......................      304,100                5.7%              304,100                 4.0%
  865 South Figueroa Street
  Los Angeles, California 90017

Robert Day...............................      304,100(7)             5.7%              304,100(7)              4.0%
  200 Park Avenue, Suite 200
  New York, New York 10166

Dreyfus Investment Advisors, Inc.........      273,100(8)             5.1%              273,100(8)              3.6%
  c/o Mellon Bank Corporation
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

Mellon Bank N.A..........................      273,100(8)             5.1%              273,100(8)              3.6%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

DSV Partners IV..........................      493,439(9)             9.3%                133,227               1.8%
  1920 Main St., Suite 820
  Irvine, California 92614

James R. Bergman.........................      493,439(10)            9.3%              133,227(10)             1.8%
  1920 Main St., Suite 820
  Irvine, California 92614

R. Jack DeCrane..........................      147,119(11)            2.7%              111,783(11)             1.5%
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245

R. G. MacDonald..........................       65,221(12)             1.2%              65,221(12)                *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245

Robert A. Rankin.........................       20,702(13)               *               16,448(13)                *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245

Charles H. Becker........................       19,851(14)                               14,180(14)                *
  2361 Rosecrans Avenue, Suite 180
  El Segundo, California 90245

Roger L. Keller..........................        13,047(15)               *               13,047(15)                *
  12442 Knott Avenue
  Garden Grove, California 92841

Mitchell I. Quain........................        12,000(16)               *               12,000(16)                *
  230 Park Avenue
  New York, New York 10169

All directors and executive officers as a
  group(nine persons)....................     2,136,940(17)           38.8%            1,731,467(17)            22.5%


-------------------------------
*   Less than 1%

(1) Includes 5,473 shares held by NAS Partners I L.L.C., an affiliate of Nassau Capital Partners, L.P.

(2) Represents shares held by Nassau Capital Partners, L.P. and NAS Partners I L.L.C., affiliates of Mr. Sweemer.

(3) Represents shares held by Brantley of which Mr. Cascio is a general partner of the general partner.

(4) Includes shares held by clients of Wellington, which in its capacity as investment adviser may be deemed to control such shares.

(5) Includes 273,100 shares beneficially owned jointly among Mellon Bank Corporation, Mellon Bank N.A., The Dreyfus Corporation and Dreyfus Investment Advisors, Inc.

(6) Represents shares held by Artisan Partners Limited Partnership and beneficially owned jointly with Artisan Investment Corporation, A. A.Ziegler and C.M. Ziegler.

(7) Represents shares held by The TCW Group of which Mr. Day may be a controlling person.

(8) Represents shares beneficially owned jointly among Mellon Bank Corporation, Mellon Bank, N.A., The Dreyfus Corporation and Dreyfus Investment Advisers, Inc.

(9) Includes shares beneficially owned by, and to be distributed to, certain Partners of DSV.

(10) Represents shares held by DSV of which Mr. Bergman is a general partner.

(11) Includes 80,819 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

(12) Includes 56,714 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

(13) Includes 16,448 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

(14) Includes 14,180 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

(15) Includes 13,047 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

(16) Includes 2,000 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

(17) Includes 183,208 shares which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from May 15, 1998.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

REPORT OF COMPENSATION COMMITTEE

          Pursuant to regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission ("SEC") nor shall it be incorporated by reference into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act.

          The Compensation Committee acts as Administrator of the Share Incentive Plan, in making awards of options in Common Stock of the Company (herein, "Options") to certain parties including senior executives and key employees. See "Compensation of Directors and Executive Officers--Share Incentive Plan."

          Four of the awards to key employees approved by the Committee in 1996 were implemented in January 1997, for an aggregate of Options for 12,762 shares. The Compensation Committee approved the recommendations of senior management with respect to the awards of those Options to the employees, which were based on a combination of the extent to which (i) each individual's operating unit met or exceeded its financial performance targets primarily measured by earnings before taxes, interest and certain other charges ("EBITDA") and (ii) his or her individual performance goals for the year were achieved. The awards made in January of 1997 reflected achievement of 100% or greater of the relevant unit performance goals for the previous year, and either favorable or highly favorable determinations regarding the individual's achievement of individual operating objectives. Two of the four persons receiving option awards in January 1997 had not previously received awards under the Share Incentive Plan.

          In June 1997, the Compensation Committee met to extend the Share Incentive Plan for employees to independent non-management directors of the Company who are not appointed to the Board pursuant to the Shareholders Agreement, and approved the issuance of 6,000 Options to Mitchell I. Quain, the only director presently qualifying for such plan. See "Certain Relationships and Related Transactions-- Independent Director."

          In December 1997, the Compensation Committee met to make awards of Options to 22 senior executives and key employees of the Company and its subsidiaries under the Share Incentive Plan. The Committee approved the award of Options for an aggregate of 157,662 shares, including Options for an aggregate of 94,000 shares to Messrs. DeCrane, MacDonald, Becker, Rankin and Keller. In evaluating Mr. DeCrane's performance, the Compensation Committee looked primarily to (i) the extent to which the Company exceeded its earnings goals for 1997 to date, (ii) the performance and integration of the Company's recent acquisitions, (iii) the continued acquisition program of the Company and (iv) the development of the Company's management team. The Compensation Committee approved the recommendations of senior management with respect to the awards of options to other executives and employees, which were based on a combination of the extent to which (i) each individual's operating unit met or exceeded its financial performance targets, primarily measured by EBITDA, and (ii) his or her individual performance goals for the year were achieved. The awards made in December of 1997 reflected achievement of between 101% and 144% of each of the relevant unit performance goals for the previous year, except for Hollingsead, and, for the most part, either favorable or highly favorable determinations regarding the individuals' achievement of individual operating objectives. At Hollingsead, the financial goals were not achieved, but modest incentives were awarded in recognition of key strategic milestones that were achieved. Nine of the 22 persons receiving Option awards in December 1997 had not previously received awards under the Share Incentive Plan, bringing the total number of persons receiving Option awards to 33.

          The employment agreements between the Company and three of its senior executive officers, Messrs. DeCrane, MacDonald and Becker, specify certain cash incentive payments on an annual basis deemed earned pro rata throughout the year, as a sliding percentage of the officer's base salary, depending on the extent to which the Company (or, in the case of Mr. Becker who until recently served as President of Tri-Star, Tri-Star) approaches, meets or exceeds its financial performance targets, measured principally by pre-tax earnings. See "Compensation of Directors and Executive Officers--Employment Agreements and Compensation Arrangements." The bonuses paid during 1997 to each such officer, based on the applicable contractual formulas, reflected achievement of in excess of 110% of the relevant performance goals for the previous year.

          Incentive awards to other key employees, including Mr. Rankin and Mr. Keller, were made pursuant to the terms and criteria set forth in the 1996 Incentive Plan, which provides for cash incentive payments on an annual basis deemed earned pro rata throughout the year, as a sliding percentage of the key employee's base salary, depending in part (50%) on the extent to which the key employee's operating unit approaches, meets or exceeds its financial performance targets, measured principally by EBITDA, and in part (50%) based on the key employee's achievement of his or her individual performance goals., in the discretion of the Chief Executive Officer or the President of the relevant operating subsidiary. See "Compensation of Directors and Executive Officers--1996 Incentive Plan." In December 1997, the Compensation Committee approved the recommendations of senior management to make cash incentive awards to [several] key officers and employees, which reflected achievement of in excess of 101% of the relevant financial goals for the previous year for each unit except for Hollingsead, targets, measured principally by EBITDA, and a favorable determination regarding the discretionary component of the awards and senior management's evaluation of the completion by such officers and key employees of their respective individual operating objectives.

          See also "Compensation of Directors and Executive
Officers--Compensation Committee Interlocks and Insider Participation" for certain information regarding certain transactions among the Company and members of the Compensation Committee.

                             Respectfully submitted,


                               James R. Bergman
                               Jonathan A. Sweemer

 SUMMARY COMPENSATION TABLE

         The following table describes all annual compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four-most highly compensated executive officers other than the Chief Executive Officer (collectively the "Named Executive Officers") for the years ended December 31, 1997, 1996 and 1995.


                                     ANNUAL COMPENSATION
                                    -----------------------
                                                                      Other
                                                                      Annual
                              Year        Salary         Bonus        Compen-
                                                                      sation(1)

R. Jack DeCrane               1997        $244,744      $220,000     $   --
   Chief Executive            1996         206,600       146,000       7,813
   Officer and                1995         180,000        55,000         --
   Chairman of the Board

R.G. MacDonald                1997         184,859        102,000     10,536
   Vice Chairman of           1996         177,437         82,000     13,200
   the Board (4)              1995         173,607         35,000      8,292

Charles H. Becker             1997         174,492        102,000      6,168
   President of Tri-Star and  1996         148,750         65,000      9,103
   Group Vice President of    1995         137,515         16,000      1,610
   Components (6)

Robert A. Rankin              1997         149,309        103,000       7,158
    Chief Financial Officer   1996         139,375         65,000      12,838
    and Secretary             1995         135,000         20,000       6,628

Roger L. Keller               1997         163,866         30,000       1,682
    President of Hollingsead  1996         150,000          --          2,083
    and Group Vice President  1995         121,250          7,500         --
    Systems (5)



                                       LONG TERM COMPENSATION
                         ---------------------------------------------------
                                                Securities
                           Restricted           Underlying                            All Other
                              Stock              Options/              Ltip            Compen-
                             Awards               Sar(2)              Payouts         sation(3)


R. Jack DeCrane                                   50,000                              $29,411
   Chief Executive                                34,028                                 --
   Officer and                                      --                                   --
   Chairman of the Board

R.G. MacDonald                                    4,000                                  --
    Vice Chairman of                                --                                   --
    the Board (4)                                   --                                   --

Charles H. Becker                                15,000                                18,000
    President of Tri-Star and                    19,850                                30,586
    Group Vice President of                      14,179                                  --
    Components (6)

Robert A. Rankin                                 15,000                                  --
    Chief Financial Officer                      19,850                                  --
    and Secretary                                   --                                 80,357


Roger L. Keller                                  10,000                                  --
    President of Hollingsead                     19,850                                  --
    and Group Vice President                     14,179                                17,405
    Systems (5)


--------------------------

(1) Amounts paid by the Company for premiums on health, life and long-term disability insurance and automobile leases provided by the Company for the benefit of the Named Executive Officer.

(2) Number of shares of Common Stock issuable upon exercise of options granted during the last fiscal year.

(3)       Relocation costs.

(4) Mr. MacDonald served as President of the Company through December 1996. Mr. MacDonald became Vice Chairman of the Board in December 1996.

(5) Mr. Becker served as President of Tri-Star and Group Vice President of Components for the Company through April 1998. Mr. Becker became President and Chief Operating Officer in April 1998.

(6) Mr. Keller became Group Vice President of Systems in December 1996. Mr. Keller previously served (and continues to serve) as President of Hollingsead International, Inc.

STOCK OPTION/SARS GRANTS IN LAST FISCAL YEAR

         The following table sets forth individual grants of stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.


                       NUMBER OF                                                                   POTENTIAL REALIZABLE
                      SECURITIES                                                                 VALUE AT ASSUMED ANNUAL
                      UNDERLYING         % OF             EXERCISE OR                               RATE OF STOCK PRICE
                       OPTIONS         OPTIONS/SAR        BASE PRICE        EXPIRATION                APPRECIATION(1)
    NAME              SAR/GRANTED      PER SHARE          PER SHARE           DATE                    5%             10%
--------------     ---------------    -------------       ------------      -----------          ----------    -----------

R. Jack DeCrane           50,000         30.6%             $ 16.75          2007                $526,699         $1,334,759
R.G. MacDonald             4,000          2.4%               16.75          2007                  42,136            106,781
Charles H. Becker         15,000          9.2%               16.75          2007                 158,010            400,428
Robert A. Rankin          15,000          9.2%               16.75          2007                 158,010            400,428
Roger L. Keller           10,000          6.1%               16.75          2007                 105,340            266,952


----------------
(1) The potential realizable value assumes a rate of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices of the Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

         The following table sets forth information about the stock options exercised by the Named Executive Officers of the Company during the fiscal year ended December 31, 1997.


                                                                  NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                     IN-THE-MONEY
                                                                     OPTIONS/SAR                      OPTIONS/SAR AT FY-END (1)
                            SHARES ACQUIRED        VALUE        ---------------------------          ----------------------------
      NAME                   ON EXERCISE          REALIZED       EXERCISABLE/UNEXERCISABLE             EXERCISABLE/UNEXERCISABLE
---------------           ------------------     ----------     ---------------------------          -----------------------------
R. Jack DeCrane                  --                 --              $  80,819/95,370             $  1,329,172/655,294
R.G. MacDonald                   --                 --                 45,372/15,342                  747,324/187,814
Charles H. Becker                --                 --                 14,108/34,849                  229,559/287,686
Robert A. Rankin                 --                 --                 16,448/32,581                  269/315/247,930
Roger L. Keller                  --                 --                 13,047/30,982                  210,897/305/098


---------------

(1) Based on the common stock share price of $16.75 per share as of December 31, 1997, the measuring date.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

         R. Jack DeCrane and the Company have entered into an employment agreement pursuant to which Mr. DeCrane is to serve as Chief Executive Officer for a term of four years, effective September 1, 1994. The agreement requires Mr. DeCrane to devote his full business time to the Company and contains a covenant not to compete with the Company for a period of 12 months following termination of the agreement. The 1994 agreement provides for various benefits including: (i) an initial annual salary of $180,000, which is subject to annual review and increase, but not decrease; (ii) an annual bonus ranging from 30% to 70% of Mr. DeCrane's annual base salary depending on the level of the Company's achievement of certain performance goals; and (iii) vested stock options to purchase 77,982 shares of Common Stock at an exercise price of $0.53 per share. Additionally, Mr. DeCrane is also entitled to life insurance (in an amount at least equal to $1,000,000), and health care benefits generally provided by the Company to other senior executives. The agreement also provides for various payments to Mr. DeCrane or his beneficiaries in the event of his death, disability, or termination without cause. In the event of his death, Mr. DeCrane's beneficiaries would be entitled to: (i) a payment equal to Mr. DeCrane's then current salary for one year plus his remaining bonus through year-end; and (ii) continuation of certain insurance benefits for one year. Upon termination due to disability, Mr. DeCrane would be entitled to: (i) receive the sum of his then current base salary for one year plus his bonus through year end; and (ii) continuation of certain health benefits for one year. In the event of a termination without cause by the Company or Mr. DeCrane's resignation due to a material breach of the agreement by the Company or the Company's request that he resign or retire, Mr. DeCrane would be entitled to: (i) his then current base salary for one year and his remaining bonus through the end of the year of termination plus an amount equal to the amount earned in the immediately preceding year; (ii) continuation of certain health benefits for a one year period; and (iii) reimbursement of certain relocation and outplacement expenses.

         R. G. MacDonald and the Company entered into a letter agreement, dated June 28, 1993, pursuant to which Mr. MacDonald is to receive for an unspecified term: (i) an initial annual base salary of $150,000; (ii) an annual bonus ranging from 20% to 50% of his annual base salary depending on the Company's level of achievement of certain performance goals; and (iii) the Company's standard benefit package with the addition of an executive term life insurance policy in the amount of $200,000. Under the agreement, Mr. MacDonald received options to purchase 56,714 shares of the Company's Common Stock at an exercise price of $0.53 per share.

         Charles H. Becker and Tri-Star entered into a letter agreement, dated November 28, 1994, pursuant to which Mr. Becker is to receive for an unspecified term: (i) an initial annual base salary of $140,000; (ii) an annual bonus ranging from 10% to 40% of his annual base salary depending on Tri-Star's level of achievement of certain performance goals; and (iii) other benefits available under the Company's executive benefits program. Under the agreement, Mr. Becker received options to purchase 14,179 shares of the Company's Common Stock at an exercise price of $0.53 per share.

SHARE INCENTIVE PLAN

         Under the Share Incentive Plan adopted by the Company in 1993 (the "Share Incentive Plan"), the Company may grant to its eligible employees: (i) options ("Options") to purchase shares of Common Stock; (ii) shares of Common Stock that vest upon the achievement of specified service or performance conditions within a specified period of time (the "Restricted Shares"); and
(iii) options to receive payments based on the appreciation of Common Stock ("SARs"). Options, Restricted Shares and SARs are collectively referred to as "Grants."

         Under the Share Incentive Plan, the Company may grant Options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options that do not so qualify. The Share Incentive Plan is to be administered by a committee selected by the Company's Board and composed of at least two members of the Board (the "Administrator"). The current members of the Administrator are Messrs. Bergman and Sweemer. Restricted Shares may be granted to key employees of the Company at the sole discretion of the Administrator. SARs may be specifically granted upon the terms and conditions specified by the Administrator.

         Grants are to be made to key employees of the Company designated by the Administrator at its sole discretion. The Company has reserved 527,156 shares of Common Stock for issuance under the Share Incentive Plan. The Share Incentive Plan terminates on February 1, 2003, and thereafter no Grants may be made thereunder. In June 1997, with the approval of the Administrator, the Company extended the Share Incentive Plan to Mitchell I. Quain, an independent non-management director of the Company, and issued 6,000 Options to Mr. Quain under the terms of the Share Incentive Plan.

         The exercise price of any Option may not be less than 100% (or 110% in the case of an Option granted to a person owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock at the time of the grant of the Option. No Option may be exercised after the expiration of ten years from the date of grant of such Option. No Option may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent or distribution. The purchase price of any shares of Common Stock purchased under an Option must be paid in full at the time of the exercise of an Option in cash, by check or, if permitted by the Administrator, by shares of Common Stock having a fair market value on the date of the exercise equal to the purchase price or a combination thereof.

         In the event that a holder of a Grant (a "Grantee") ceases to be employed by the Company for any reason other than death, retirement or disability or such employee is terminated without cause, such Grants shall terminate upon the termination of his employment, unless extended by the Administrator. In the event of termination of employment due to death, retirement or disability of a Grantee or in the event such termination is without cause, the Administrator may allow the Grantee (or his estate) to exercise Options and SARs (to the extent exercisable on the date of termination of employment) at any time within one year after the date of such termination of employment. Restricted Shares held by a Grantee will vest upon the Grantee's death and all restrictions will thereupon lapse.

1996 INCENTIVE PLAN

         In 1996 the Company introduced an incentive plan (the "1996 Incentive Plan") for its management personnel tied to the Company's and each operating unit's annual budget as approved each year by the Compensation Committee of the Board. The 1996 Incentive Plan matrix provides for an annual bonus of up to 70% of the employee's base salary if the Company or its relevant operating unit achieves 110% of budget. Fifty percent of the bonus is payable solely based on performance of the Company or the relevant operating unit and the remainder is payable upon the achievement by the employee of his or her individual objectives in the discretion of the Chief Executive Officer of the Company or the President of the relevant operating unit.

401(K) RETIREMENT PLAN

         Effective April 1992, the Company adopted the Lincoln National Life Insurance Company Non- Standardized 401(k) Salary Reduction Plan and Trust Prototype Plan (the "401(k)"). The 401(k) allows employees as participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax deferred earnings, plus interest, as a retirement fund. The Company matched 25% of the employee contribution for the fourth quarter of 1997 for up to 6% of the employee's salary. In 1998, the Company intends to increase its matching percentage to 50% of the employee contribution for up to 6% of the employee's salary. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death.

DIRECTORS' COMPENSATION

         In June 1997 the Board adopted a policy of compensating any non-management directors who do not serve pursuant to the terms of the Shareholder Agreement (see "Certain Relationships and Related Transactions-- Shareholders Agreement") in an amount equal to $6,000 per year plus $1,500 for each quarterly Board meeting attended. At present, Mitchell I. Quain is the only director who qualifies for such compensation. The other directors of the Company do not receive annual fees or fees for attending meetings of the Board of Directors or committees thereof. However, all directors are reimbursed for out-of-pocket expenses. In June 1997, the Board also extended the Share Incentive Plan to such independent non-management directors, and issued 6,000 Options to Mr. Quain under the terms of the Share Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          James R. Bergman, a member of the Compensation Committee, is a general partner of DSV, and DSV's nominee to the Board of Directors under the Shareholder Agreement described below. See "Certain Relationships and Related Transactions--Shareholders Agreement". Mr. Bergman may be considered the beneficial owner of all of part of the Common Stock held by DSV by virtue of his affiliation with DSV. See "Security Ownership of Certain Beneficial Owners and Management" and footnote 10 to the accompanying chart. As a part of the Offering in April, 1998, DSV registered and sold 360,212 shares of Common Stock. See "Certain Relationships and Related Transactions--Certain Selling Shareholders in Offering."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS AGREEMENT

         Pursuant to the Fifth Amended and Restated Shareholders Agreement dated January 10, 1997 (as amended, the "Shareholders Agreement") among the Company, Nassau, Brantley, DSV, Electra Investment Trust P.L.C. and Electra Associates, Inc. (herein, collectively, "Electra"), and certain other parties, and subject to election by the Company's stockholders, Nassau, Brantley and DSV each have the right to nominate a representative to serve as a director so long as the relevant stockholder owns at least 5% of the Common Stock. See "Directors and executive Officers." As of May 15, 1998, Nassau and Brantley beneficially own 11.6% and 6.5%, respectively, of the issued and outstanding Common Stock. The Shareholders Agreement also provides that Mr. DeCrane may nominate a director for election by the Company's stockholders for so long as he is the Chief Executive Officer of the Company.

RECAPITALIZATION; WAIVERS AND EXCHANGES OF SECURITIES

         Effective immediately prior to the Company's initial public offering (the "IPO") in April 1997, certain of the Company's then-existing shareholders, including Nassau, Brantley, DSV and Electra, and holders of warrants for common stock, agreed to waive a number of rights under the agreements by which such shareholders and warrant holders acquired such Rights from the Company, releasing the Company from certain dividend payment requirements, voting requirements and certain other rights, as well as eliminating certain negative and affirmative covenants contained therein (collectively, the "Recapitalization").

         The Recapitalization provided for: (i) the conversion of all 6,847,705 shares of issued and outstanding cumulative convertible preferred stock into 1,941,804 shares of Common Stock; (ii) the cashless exercise and conversion of all 52,784 and 9,355 issued and outstanding of such Preferred Stock warrants and common stock warrants, respectively, into a total of 16,585 shares of Common Stock; (iii) the cashless exercise of 508,497 mandatorily redeemable common stock warrants (the "Redeemable Warrants") into a total of 507,708 shares of Common Stock; and (iv) the cancellation of 95,368 Redeemable Warrants.

         Redeemable Warrants exercisable into 208,968 common shares remained after the Recapitalization. Of this amount, 138,075 Redeemable Warrants were canceled upon the consummation of the IPO and repayment of the Company's senior subordinated debt and convertible notes in accordance with the terms of the respective warrant agreements. Redeemable Warrants exercisable into 70,893 common shares remained after the Recapitalization and the IPO and application of the net proceeds therefrom. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, as a result, the value ascribed thereto was reclassified to stockholders' equity as additional paid-in capital.

         In December 1997, the Company issued an additional 16,918 shares of Common Stock to Electra and 33,825 shares to Nassau to correct a disputed calculation regarding the number of shares that should have been issued as part of the Recapitalization in the conversions described above.

         Upon consummation of the IPO and as part of the Recapitalization, R.G. MacDonald, Charles H. Becker, Robert A. Rankin and John Hinson, an officer of the Company, exchanged an aggregate of 75,000 shares of preferred stock of the Company for 21,268 shares of Common Stock.


INDEPENDENT DIRECTOR

                  In June 1997, the Company extended its Share Incentive Plan for employees to independent non- management directors of the Company who are not appointed to the Board pursuant to the Shareholders Agreement, and issued 6,000 Options to Mitchell I. Quain, the only director presently qualifying for such plan.

CERTAIN SELLING SHAREHOLDERS IN OFFERING

         As a part of the Offering in April, 1998, DSV registered and sold 360,212 shares of Common Stock; and R. Jack DeCrane, Charles H. Becker and Robert A. Rankin registered and sold 35,336, 4,254 and 5,671 shares of Common Stock, respectively; in each case as selling shareholders.